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                                                                    EXHIBIT 23.1

          WHEN THE TRANSACTIONS REFERRED TO IN NOTE A OF THE NOTES TO COMBINED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL
                BE IN A POSITION TO RENDER THE FOLLOWING CONSENT


                                          /s/ KPMG LLP


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Fidelity National Information Services, Inc.:



     We consent to the use of our reports with respect to the Combined Balance Sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related Combined Statements of Earnings, Equity and Comprehensive Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2003, and the related Combined Financial Statement Schedule, included herein and in the registration statement, and to the reference to our firm under the headings 'Summary Historical and Pro Forma Financial Information,' 'Selected Historical Financial Information,' and 'Experts' in the prospectus.



     Our report dated May 23, 2004, except for Note A which is as of
               , 2004, with respect to the Combined Balance Sheets of Fidelity National Information Services, Inc. as of December 31, 2003 and 2002 and the related Combined Statements of Earnings, Equity and Comprehensive Earnings, and Cash Flows for each of the years in the three-year period ended December 31, 2003 refers to a change in accounting for goodwill in 2002, and a change in accounting for stock option compensation in 2003.

Jacksonville, Florida

August 27, 2004